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                                EXHIBIT 10.1
                      NON-QUALIFIED STOCK OPTION AGREEMENT
                             MERCURY AIR GROUP, INC.

     THIS AGREEMENT, entered into as of the 24th day of August, 1995 (the "Agreement Date"), by and between S.K. Acquisition, Inc., a Delaware Corporation ("SKAI"), and Mercury Air Group, Inc., a New York corporation (the "Company").

                                WITNESSETH THAT:

     WHEREAS, SKAI has been selected by the Board of Directors of the Company to receive a Non-Qualified Stock Option award outside of the Company's existing stock option plans for its role in facilitating a stock repurchase transaction between Grant Murray ("Murray") and the Company and in full payment of all interest due SKAI with respect to the loans made to Murray in connection with that certain Stock Purchase Agreement and related note by and among Murray, Randolph E. Ajer, Kevin Walsh and Joseph A. Czyzyk and SKAI dated as of December 10, 1990 (collectively, the "Stock Purchase Agreement"); and

     WHEREAS, the Company maintains the Mercury Air Group, Inc. 1990 Long-Term Incentive Plan (the "Plan") and, except to the extent that this Agreement contains specific conflicting provisions, this Agreement shall be deemed governed by and subject to the provisions of such Plan.

     NOW, THEREFORE, IT IS AGREED, by and between the Company and SKAI, as follows:

     1. AWARD, PURCHASE PRICE. Subject to the terms of this Agreement and the Plan, SKAI is hereby awarded an option (the "Option") to purchase a total of Thirty-Three Thousand (33,000) shares of Common Stock, $.01 par value (the "Stock"). The option price of each share of Stock subject to the Option shall be $5.045. The Option is not intended, and will not be treated, as an incentive stock option (as that term is used in section 422A of the Internal Revenue Code of 1986, as amended).

     2. DATE OF EXERCISE. The Option shall be exercisable no earlier than October 17, 1996 or such later date as the conditions to effectiveness of this Agreement specified in paragraph 11 have been met and shall expire on the tenth anniversary of the Agreement.

     3. METHOD OF OPTION EXERCISE. The option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the date the Option expires. Such notice shall specify the number of shares of Stock which SKAI elects to purchase, and shall be accompanied by payment of the option price for such shares of Stock indicated by SKAI's election. Subject to the provisions of the following sentence, payment shall be by cash or by check payable to the Company. To the extent permitted by the Compensation Committee of the Board (the "Committee"), all or a portion of such required amount may be paid


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by delivery of shares of Stock having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash which would otherwise be required.

     4. ASSIGNS AND SUCCESSORS. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets. Notwithstanding the foregoing, this Agreement may not be transferred, assigned or otherwise conveyed by SKAI.

     5. DEFINITIONS. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

     6. ADMINISTRATION. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

     7. PLAN GOVERNS. Except to the extent that this Agreement contains specific inconsistent provisions (in which case the provisions of this Agreement shall be controlling), this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by SKAI from the office of the Secretary of the Company.

     8. AMENDMENT. This Agreement may be amended by written agreement of SKAI and the Company, without the consent of any other person.

     9. RELEASE BY SKAI. SKAI hereby releases any remaining claims and rights which it has under the Stock Purchase Agreement and ancillary documents (solely to the extent that such claims and rights arise from the portions of the Stock Purchase Agreement which relate to the sale of shares of Stock to Murray), including without limitation its right to receive interest on the loans made to Murray pursuant to the Stock Purchase Agreement.

     10. REGISTRATION RIGHTS. SKAI shall be entitled to register the Stock issuable upon exercise of this Option for resale in connection with any registration statement which the Company files under which registration for such resale is available subject to: (I) executing such documents as are required by any underwriter in connection with such registration statement; and (II) subject to pro rata cut back with all other holders of registration rights at the discretion of the underwriter. The Company shall give SKAI notice prior to the filing of any such registration statement and within ten
(10) days of any such notice SKAI shall furnish the Company with a notice specifying the number of shares which it elects to include in such registration statement (subject to the cutback set forth in this paragraph).

     11. CONDITIONS TO EFFECTIVENESS. This Agreement shall be effective upon filing of an amendment of the Restated Articles of Incorporation of the Company with the New York Secretary of State's Office increasing from 9,000,000 to 18,000,000 the authorized shares of Stock and acceptance of the shares underlying this Option for listing on the American Stock


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Exchange.  In the event that these conditions to effectiveness are not satisfied prior to June 30, 1996, this Option and the releases contained herein shall terminate with no further force and effect.

     12. INVESTMENT STOCK. SKAI represents to the Company that the Shares issuable upon exercise of this Agreement will be acquired for investment purposes and not with a view to resale. The certificates evidencing the Shares shall bear the following legend:

     THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND CANNOT BE SOLD, TRANSFERRED OR ASSIGNED WITHOUT REGISTRATION THEREUNDER OR AN EXEMPTION FROM SUCH REGISTRATION AS EVIDENCED BY AN OPINION OF COUNSEL DELIVERED TO THE COMPANY.

In the event that the Shares are registered, the Company will remove the foregoing legend.

     IN WITNESS WHEREOF, each of SKAI and the Company has caused these presents to be executed in its name and on its behalf all as of the Agreement Date.


                                        S.K. ACQUISITION, INC.

                                   By:  _________________________
                                   Its: President

                                        MERCURY AIR GROUP, INC.


                                   By:  _________________________
                                   Its: Chief Financial Officer








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